EXHIBIT 10.01

CONSULTING AGREEMENT

This Agreement is made and entered into as of October 30, 2006 (the “Effective Date”) by and between Kana Software, Inc., a Delaware corporation (the “Company”), and William T. Clifford (the “Consultant”).

R E C I T A L S

A. The Company desires to engage the Consultant to advise management in the operation of the Company and in the Company’s strategic plans.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Appointment of Consultant. The Company hereby appoints Consultant as a consultant to the Company, to advise the Company’s management on the Company’s strategic planning and business (in addition to his role as a member of the Board of Directors of the Company), and the Consultant hereby accepts such appointment. From time to time during the term of this Agreement, Consultant shall provide the Company with strategic advice through direct consultation, participation in meetings, telephone calls, presentations, electronic mail and/or other means.

2. Term. Consultant’s appointment shall be for a period of twelve (12) months commencing January 24, 2006, and will expire upon expiration of such twelve (12) month period, unless renewed in a writing signed by both parties; provided, however, that either party hereto may terminate such appointment earlier, at any time and with or without cause, on ten days written notice to the other party. The period during which the Consultant’s appointment is in effect shall hereinafter be referred to as the “Agreement Term”.

3. Fee. Consultant shall be paid a fee of $59,900 in consideration for Consultant’s services, payable up front, for the period commencing January 24, 2006, until January 23, 2007.

4. Independent Contractor. Consultant is an independent contractor of the Company and not an employee.

5. Notice. Any notice required or permitted hereunder may be given by certified mail, return receipt requested, or by express mail, to the party to whom it is to be given at the address set forth below such party’s signature to this Agreement, and if so given shall be deemed given on the day mailed.

6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of California, excluding that body of law relating to conflicts of law.

7. Entire Agreement. This Agreement constitutes the full and complete understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes any and all prior understandings and agreements of the parties with respect to the same subject matter, whether oral or written. This Agreement can only be amended if set forth in writing in a document signed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

KANA SOFTWARE, INC.

By:	/s/ John M. Thompson
John M. Thompson
Chief Financial Officer 181 Constitution Drive Menlo Park, CA 94025

CONSULTANT

/s/ William T. Clifford
William T. Clifford